Dear Playtikans,     At the heart of Playtika lies a commitment to support our portfolio of industry-leading games, a foundation that remains unwavering. Our strategic approach entails investing in the development of our games through best-in-class live ops, alongside actively pursuing further growth prospects through M&A opportunities. I have always believed that to stay at the top of our game and to maintain our cheetah-like instincts, we need to constantly evolve and adapt while remaining focused on this strategic vision. Today, I am happy to share with you the next stage of our evolution. For our games to achieve their full potential, we are restructuring our management team and redefining how we collaborate. As part of this new phase, we are optimizing our management structure and bringing management closer to the studios. This involves flattening the hierarchy by reducing the layer between the key business units and myself. Additionally, we will consolidate the roles of Chief Revenue Officer (CRO) and Chief Operating Officer (COO), and welcome aboard key studio leaders into the management team. These changes will enable us to foster collaboration, make swift decisions, and invest in our game portfolio with improved agility. I am excited to welcome our incredible new members to the Playtika management team, as Executive General Managers (EGMs):  • As leaders of our biggest studios, Lior Itzhak, GM of Bingo Blitz, and Amnon Calev, GM of Slotomania, who will, in addition, oversee Slots Central. • Liran Paz will oversee Caesars Slots, House of Fun, and Redecor in addition to his role as GM of Best Fiends.   • Lior Kenan will manage our growth and international studios, also taking responsibility for overseeing Wooga and United Studios. • For Technology, Uri Rubin will assume the position of Chief Technology Offcier (CTO). • Nir Korczak will continue as part of our management team as Chief Marketing Officer (CMO), and in addition, will oversee Solitaire Grand Harvest and World Series of Poker. They will join Arik Sandler, Craig Abrahams, Gili Brudno, and Michael Cohen to round out Playtika’s management team.

I'm confident this transformation will bring fresh perspectives, diverse management styles, and renewed passion for our games. On a personal note, after many years, I am excited to return to the company’s beating heart and directly impact the game operations. While we embrace this evolution, it's with a mix of gratitude and great appreciation that we will be saying farewell to three esteemed members of our management team. Ofer Kinberg, Shlomi Aizenberg, and Erez Rachmil have each played an integral role in shaping Playtika into the thriving powerhouse it is today, leaving an indelible mark that will continue to present itself well into the future. As we venture into our 14th year, my belief in and commitment to leading Playtika remains as strong as they were in our inaugural year. I am more energized than ever to witness our ongoing journey toward a future with boundless opportunities and remarkable achievements. I'm grateful for your ongoing dedication, passion, and ability to adapt, which drive our success. We all have a role to play in shaping our path and achieving future milestones. Let's continue moving forward together, eager to witness the incredible results Playtikans continue to achieve.  I invite you to our All Hands meeting at 14:00 Israel and 13:00 Central Europe, where I will elaborate on these changes and answer your questions.     I am excited about what is to come.     Let’s make it count.    Robert